EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into as of the 25th day of October, 1996 by and between Dental Care Alliance, Inc., a Delaware corporation (the "Company"), and Steven R. Matzkin, an individual resident of the State of Florida ("Executive").

                                    RECITALS:

         A. Pursuant to the certain Assignment and Assumption Agreement dated as of October 24, 1996 by and between the Company and each of Golden Care Network, L.C., a Florida limited liability company ("Network") and Prophet Management of Florida, L.C., a Florida limited liability company ("Prophet" and together with Network, the "Predecessor Entities"), the Company accepted the transfer of all of the Predecessor Entities' assets, subject to all debts, obligations and liabilities of the Predecessor Entities and including, without limitation, an employment agreement between Network and Executive dated as of January 1, 1996 having the same terms and conditions as set forth in this Agreement.

         B. The Company is and the Predecessor Entities have been engaged in the business of, among other things, providing management and consulting services to dental offices throughout the United States (the "Business"). Executive has particular expertise and knowledge concerning the Business and its operations.

         C. The Company desires to employ Executive, and Executive desires to be employed by the Company, subject to the terms and conditions set forth below and this Agreement is intended by the parties to constitute a reaffirmation and restatement of Executive's employment agreement with the Network.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TERM. The term of this Agreement shall commence on the date hereof and shall continue until the fifth (5th) anniversary of such date, unless otherwise terminated in accordance with the terms hereof.

         2.  ENGAGEMENT AND SERVICES.

             2.1 DUTIES. For the Term of this Agreement, including any and all renewal terms hereof, unless otherwise terminated as provided herein, Executive shall be the President and Chief

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Executive Officer of the Company. In such capacity, Executive, subject to the direction of the board of directors of the Company (the "Board"), shall supervise the overall management and operations of the Company and its sales and marketing activities, as well as develop business strategies for the Company.

             2.2 EMPLOYMENT. During the term of this Agreement, Executive shall devote as much of his business time, attention and efforts as reasonably required to perform his duties as set forth in SECTION 2.1 and shall use his best endeavors in the performance thereof, as well as to the promotion of the general interests and welfare of the Company. As such, Executive agrees that he will not represent, accept any other employment from or render or perform any services for, whether or not for compensation, any employer or entity other than the Company, which representation or employment interferes with the performance of his duties under this Agreement or is competitive with the business of the Company. The foregoing shall not be construed as prohibiting Executive from making personal investments in such form or manner as will not violate the terms of SECTION 9.

         3.  COMPENSATION AND RELATED MATTERS.

             3.1 BASE SALARY. The base salary (the "Base Salary") of Executive for each calendar year of this Agreement shall be Two Hundred Thousand Dollars ($200,000) (or a proportionate amount for a shorter period), payable in installments consistent with the Company's normal payroll schedule (subject to applicable taxes and withholdings), or such greater amount as may be determined each year by the Company at the annual review of Executive. In addition, the Base Salary may be adjusted from time to time by the Company to reflect salaries paid to executives with comparable responsibilities, the quality of Executive's performance and other merit-based considerations. In no event, however, shall the Base Salary be decreased. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be deemed to require the Company to increase Executive's Base Salary during the term of this Agreement.

             3.2 BONUS. Executive shall be eligible to receive a performance bonus for each fiscal year of this Agreement. Pursuant thereto, the Company shall, no later than ninety (90) days following the last day of the most recently completed fiscal year], pay to Executive, as additional incentive compensation for the services to be rendered by Executive hereunder, assuming Executive is then employed by the Company on such date, a performance bonus in cash in an amount equal to the lesser of (a) ten percent (10%) of the consolidated net income of the Company for the most recently completed fiscal year, calculated in accordance with generally accepted accounting principles,

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consistently applied by the Company's regularly engaged independent certified public accounts and (b) Two Hundred Thousand Dollars ($200,000). In addition to the foregoing, Executive shall be eligible to participate in such other performance bonus programs as may from time to time be established by the Company for the benefit of Executive.

             3.3 STOCK OPTIONS. In the event the Company adopts an employee stock option plan for its employees, Executive shall, subject to the terms and conditions thereof, be eligible to participate therein at a level commensurate with Executive's position with the Company; provided, that in no event shall the number of options granted to Executive, combined with all stock options, warrants or other derivative securities issued by the Company to Matzkin exceed eight percent (8%) of the outstanding Common Stock as of the date of the date hereof. It is contemplated that awards under such stock option plan will be subject to individual and Company performance targets being attained.

         4.  EXPENSES.

             4.1 AUTOMOBILE ALLOWANCE. Except as otherwise provided herein, the Company shall pay to Executive, during the term of this Agreement, One Thousand Dollars ($1,000) per month to be used by Executive, in his sole discretion, for expenses paid or incurred by Executive in connection with the acquisition, use and maintenance of an automobile by Executive.

             4.2 RELOCATION. Except as otherwise provided herein, in the event Executive is required by the Company to move himself and his family and their personal property from Sarasota, Florida to any location more than one hundred
(100) miles from Sarasota, Florida (the "Other Location"), the Company shall reimburse Executive for the following expenses:

                  4.2.1 The Company shall reimburse Executive for any and all reasonable and necessary, actual out-of-pocket expenses paid or incurred by Executive for himself and his family in connection with up to four (4) round-trip excursions between Sarasota, Florida and the Other Location taken solely for the purpose of locating a suitable residence in Other Location for purchase or rental by Executive.

                  4.2.2 The Company shall reimburse Executive for any and all reasonable and necessary, actual out-of-pocket expenses paid or incurred by Executive in connection with moving Executive and his family and their personal property from Sarasota, Florida to the Other Location. Relocation expenses that are subject to reimbursement by the Company pursuant to this

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SECTION 4.2.2 shall include expenses incurred in connection with the following:

                         (a) physical packing, moving and unpacking of household
goods;

                         (b) up to three (3) months of storage of household
goods, if necessary;

                         (c) closing costs and reasonable attorney's fees (if
any) in connection with the purchase of a residence in the Other Location; and

                         (d) the physical transport of two (2) vehicles from
Sarasota, Florida to the Other Location.

             4.3 EMPLOYMENT RELATED EXPENSE. The Company shall reimburse Executive for all reasonable and necessary, out-of-pocket expenses paid or incurred by Executive in connection with and in the course of the performance of his duties under this Agreement consistent with Company policy.

             4.4 DETERMINATION OF REIMBURSABLE EXPENSES. All expenses for which reimbursement is sought pursuant to this SECTION 4 shall be supported by receipts or other appropriate back-up documentation submitted by Executive to the Company. Such reimbursement of expenses shall be paid by the Company to Executive within thirty (30) days after Executive submits the receipts or other appropriate back-up documentation therefor to the Company.

         5.  BENEFITS.

             5.1 EMPLOYEE BENEFIT PROGRAMS. In addition to the compensation to be paid by the Company to Executive pursuant to SECTION 3 hereof, during the term of this Agreement, Executive shall also be entitled to receive the following benefits: (i) participation in a comprehensive group medical and dental insurance plan of the Company on the same basis as is provided to the other full-time employees of the Company; (ii) participation in such other benefit programs of the Company to the extent such programs are provided to the other full-time employees of the Company; (iii) paid holidays given by the Company to all of its employees; and (iv) fifteen (15) paid vacation days for each full year of Executive's employment with the Company to be taken at such time or times as do not interfere with Executive's duties to the Company and in accordance with the Company's then-current policies regarding vacation time for its full-time officers and executives.

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             5.2  LIFE INSURANCE. During the term of this Agreement, the Company agrees to maintain a life insurance policy on the life of Executive provided Executive is then insurable, the amount of such policy to be not less than $400,000. Executive shall have the right to designate the beneficiary of such policy.

         6.  TERMINATION.

             6.1 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to Executive, shall at all times have the right to terminate Executive's employment hereunder for "Cause," as hereinafter defined, effective immediately upon Executive's receipt of the Company's written notice of such termination. For purposes of this SECTION 6, "Cause" shall mean:

                 (i) Any material violation by Executive of any local, state or federal law or regulation, provided that Executive's compliance with such law or regulation is material to the performance of his duties under this Agreement, or any conviction of a felony by Executive;

                 (ii) Executive's refusal or willful failure to fulfill any material duties or obligations required to be performed for the Company hereunder for any reason, or Executive's refusal or repeated failure to perform or adhere to the reasonable rules and regulations of the Company established by the Company from time to time, which refusal or failure is not cured within fourteen (14) days after written notice thereof is given by the Company to Executive;

                 (iii) Conduct involving drug addiction or habitual intoxication where such conduct adversely affects Executive's ability to perform his duties under this Agreement; provided that such conduct occurs subsequent to written notice by the Company to Executive concerning such activity; or

                 (iv) Any intentional theft, fraud or embezzlement committed by
             Executive involving the misappropriation of Company funds or other assets of the Company.

         On the effective date of the termination of Executive for Cause pursuant hereto, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in
SECTION 6.5 and SECTION 6.6 of this Agreement.

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             6.2  TERMINATION IN CONNECTION WITH CERTAIN EVENTS.

                  (i) DEATH. Notwithstanding anything contained in this
             Agreement to the contrary, Executive shall be deemed to have terminated his employment with the Company as of the end of the month in which Executive dies.

                  (ii) CHANGE IN CONTROL. In the event that (i) the Company
             sells all or substantially all of its assets to a third party, or
             (ii) majority control of the Company is transferred to any third party, Executive shall have the right and option to voluntarily terminate his employment hereunder by giving the Company at least sixty (60) calendar days' prior written notice of his intent to so terminate. In the event of Executive's election to so terminate his employment hereunder pursuant to this SECTION 6.2(ii), such employment shall immediately and automatically terminate upon the expiration of the sixty (60) calendar day notice period, without any further notification or action on the part of Executive, unless Executive gives the Company reason to terminate Executive for "Cause" in which case the effective date of termination shall be immediate.

                  (iii) CONSTRUCTIVE DISCHARGE. In the event that the Company
             (i) reduces or alters in any material respect Executive's responsibilities, duties or authorities as President and Chief Executive Officer, (ii) reduces in any material respect the benefits and perquisites granted to Executive hereunder, (iii) reduces or alters in any material respect, or prevents Executive from using, the resources that he reasonably needs to competently perform his duties hereunder or otherwise creates a hostile work environment that makes it unreasonably difficult for Executive to perform his duties hereunder or (iv) requires Executive to relocate more than 30 miles outside Sarasota, Florida, Executive shall have the right and option to voluntarily terminate his employment hereunder by giving the Company at least sixty (60) calendar days' prior written notice of his intent to so terminate. In the event of Executive's election to so terminate his employment hereunder pursuant to this SECTION 6.2(iii), such employment shall immediately and automatically terminate upon the expiration of the sixty (60) calendar day notice period, without any further notification or action on the part of Executive, unless Executive gives the Company reason to terminate

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             Executive for "Cause" in which case the effective date of
             termination shall be immediate.

         On the effective date of the termination of Executive pursuant to this
SECTION 6.2, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION
6.5 and SECTION 6.6 of this Agreement.

             6.3 TERMINATION WITHOUT CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Company shall at all times have the right to terminate Executive's employment hereunder without "Cause" and for any reason whatsoever by giving Executive at least ninety (90) calendar days' prior written notice of its intent to so terminate. In the event of the Company's election to terminate Executive's employment hereunder pursuant to this SECTION 6.3 such employment shall immediately and automatically terminate upon the expiration of the thirty (30) calendar day notice period, without any further notification or action on the part of the Company, unless Executive gives the Company reason to terminate Executive for "Cause" in which case the effective date of termination shall be immediate.

         On the effective date of the termination of Executive without Cause pursuant to this SECTION 6.3, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION 6.5 and SECTION 6.6 of this Agreement.

             6.4 VOLUNTARY TERMINATION BY EXECUTIVE. Notwithstanding anything contained in this Agreement to the contrary, Executive shall at all times have the right to voluntarily terminate his employment hereunder by giving the Company at least sixty (60) calendar days' prior written notice of his intent to so terminate. In the event of Executive's election to so terminate his employment hereunder pursuant to this SECTION 6.4, such employment shall immediately and automatically terminate upon the expiration of the sixty (60) calendar day notice period, without any further notification or action on the part of Executive, unless Executive gives the Company reason to terminate Executive for "Cause" in which case the effective date of termination shall be immediate.

         On the effective date of the voluntary termination of Executive pursuant to this SECTION 6.4, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION 6.5 and SECTION 6.6 of this Agreement.

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             6.5  PAYMENTS TO EXECUTIVE UPON TERMINATION.

                  (i) Upon the termination of Executive's employment pursuant to
             SECTION 6.1, SECTION 6.2(i), SECTION 6.2(ii) or SECTION 6.4, the Company shall be obligated to pay to Executive, and Executive shall be entitled to receive from the Company: (i) Executive's Base Salary, prorated for completed months of employment in the relevant fiscal year of the Company to the effective date of termination;
             (ii) accrued vacation to the effective date of termination; (iii) a termination bonus calculated pursuant to the formula described in
             SECTION 3.2 hereof prorated for the number of completed months of employment in the relevant fiscal year of the Company to the effective date of termination, based on the annualized net income of the Company derived by multiplying (X) the fiscal year-to-date (completed months only) consolidated net income of the Company as shown in the Company's regularly prepared internal financial statements, by (Y) the quotient obtained by dividing twelve (12) months by the number of completed months of employment of Executive in the relevant fiscal year in which termination of employment occurs; (iv) any amounts for which Executive is entitled to, but has not received, reimbursement in accordance with SECTION 4 hereof, provided that such amounts were incurred prior to the effective date of termination; and (v) the release of, or in the alternative thereto, the amounts(s) equal to the aggregate amount of any personal guaranties of debts of the Company or other entities or persons made by Executive on behalf of or at the request of the Company or its affiliates.

                  (ii) Upon the termination of Executive's employment pursuant to SECTION 6.2(iii) or SECTION 6.3, the Company shall be obligated to pay to Executive, and Executive shall be entitled to receive from the Company, each of the items described in SECTION 6.5(i). In addition, the Company agrees to continue to pay the Base Salary to Executive for the period commencing on the effective date of termination and ending on the later to occur of (i) the second anniversary of such date of termination or (ii) the fifth anniversary of the date of this Agreement (the "Salary Continuation Period"). Further, during the Salary Continuation Period, Executive shall be entitled to such performance bonus described in SECTION
             3.2 hereof that he otherwise would have been entitled to receive had his employment by the Company not been terminated pursuant to
             SECTION 6.2(iii) or SECTION 6.3.

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                  (iii) Upon payment to Executive of the foregoing items and except as set forth in SECTION 6.6, the Company shall have no further obligations or liability to or for the benefit of Executive whatsoever.

                  6.5.1 Off-Set. The parties hereto agree that the Company shall have the right to off-set from any amounts otherwise due and owing to Executive pursuant to this Agreement, any and all undisputed amounts legitimately owed by Executive to the Company or any of its Affiliates (as hereinafter defined), whether pursuant to this Agreement or to any other agreement or obligation.

             6.6  DEMAND REGISTRATION AND PUT RIGHT.

                  (i) Upon termination of Executive's employment pursuant to
             SECTION 6.2(ii), SECTION 6.2(iii) or SECTION 6.3, any and all of Executive's options, warrants or other securities exercisable or convertible into capital stock or equity securities of the Company ("Underlying Securities") will immediately and fully vest. Executive shall be obligated to exercise or convert into common stock of the Company with $1.00 par value per share ("Common Stock"), all Underlying Securities in connection with exercising his rights pursuant to SECTION 6.6(ii)-(iii).

                  (ii) Upon termination of Executive's employment, for any
             reason, and if, on or prior to such termination, the Company, has consummated an initial public offering of its Common Stock, Executive shall have the right and option to request in writing that the Company effect the registration of any or all Common Stock then owned by Executive and the Company will, as expeditiously as possible, use its best efforts to effect such registration, under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company shall use its best efforts to register or qualify the Common Stock under the state securities or blue sky laws of such jurisdictions as Executive shall reasonably request. The demand registration rights provided for in this SECTION 6.6(ii) shall be deemed satisfied by the Company when two (2) registration statements shall have been filed by the Company with and made effective by the Securities and Exchange Commission under the Securities Act pursuant to requests made pursuant to this SECTION 6.6(ii). The Company shall have no obligation to attempt registration of any offering of Executive's Common Stock under the Securities Act more often than once in any twelve (12) month period. The

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             Company shall pay, to the fullest extent allowable under
             applicable state securities and blue sky laws, all expenses incurred in effecting the registrations provided for in this
             SECTION 6.6(ii), including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one law firm serving as counsel for Executive, underwriting expenses (other than underwriting discounts and commissions), expenses of any audits incident to or required by any such registration and expenses of complying with state securities or blue sky laws.

                  (iii) Upon termination of Executive's employment pursuant to
             SECTION 6.2(iii) or SECTION 6.3, and if, on or prior to such termination, the Company has not consummated an initial public offering of its Common Stock, Executive shall, upon written notice to the Company within sixty (60) days of such termination, have the right and option to sell to the Company, and the Company shall be required to purchase, all but not less than all, of the Common Stock then owned by Executive at a price equal to the (a) two (2) times the consolidated revenue of the Company, which shall be calculated in accordance with generally accepted accounting principles, consistently applied by the Company's regularly engaged independent certified public accountants, as of the calendar year end immediately preceding the date of termination of Executive's employment, multiplied by (b) the ratio of (X) the number of Common Stock being sold by Executive pursuant to this SECTION 6.6 (iii) to
             (Y) the total number of outstanding shares of Common Stock calculated on a fully diluted basis as of the date of termination of Executive is employment Payment of the purchase price for the shares purchased pursuant to this SECTION 6.6 (iii) (the "Purchase Price") shall be paid in cash in five consecutive equal annual installments, the first installment due ten (10) days after the date written notice is given to the Company pursuant to this
             SECTION 6.6(iii), and the second, third, fourth and fifth installments due on the first, second, third and fourth anniversaries of such date; provided, however, that in the event the Company cannot arrange using its best efforts in good faith sufficient financing to accommodate such payment schedule, then any such annual installment payment required to be paid by the Company to Executive, excluding the first such installment payment, shall be not required to exceed an amount equal to fifty percent (50%) of the Company's

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             consolidated net income before interest, taxes, depreciation and amortization for the immediately preceding twelve (12) month period prior to the date of such installment payment. In such event, the installment payment period for payment of the Purchase Price provided for herein shall be extended by such additional annual payments as may be necessary to satisfy the obligation of the Company to pay Executive the full amount of the Purchase Price together with all accrued interest thereon required by this SECTION 6.6(iii). Interest shall accrue on the unpaid Purchase Price from time to time outstanding at the rate of interest per annum equal to the "prime" rate of interest identified from time to time by Citibank, N.A., New York, New York or its successor, whether or not such announced rate is the best rate available from such financial institution.

         7. WITHHOLDING. All compensation payable to Executive pursuant to this Agreement shall be subject to customary withholding taxes and such other employment taxes as are required under federal law or the law of any state or governmental body to be collected with respect to compensation paid by an employer to an employee.

         8. CONFIDENTIAL INFORMATION. Executive acknowledges and agrees that he has been given, and by virtue of his employment by the Company pursuant hereto will be given, access to and possession of certain valuable and confidential information, both verbal and written, Proprietary to the Company, including, without limitation, information regarding technical and non-technical data, compilations, programs, methods, techniques, processes and financial data, all of which is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such proprietary and confidential information specifically includes, without limitation: (a) instruction in and experience regarding the methods of operation practiced by the Company; (b) lists of, or access to, actual or potential customers and suppliers of the Company or the Business; (c) trade secrets; (d) information contained in any memoranda, discussions, notes, correspondence, surveys, investigations and the like by or between the employees of the Company;
(e) information received from employees, associates, officers or consultants employed or retained by the Company pertaining to the Business or the general operations of the Company; and (f) the Company's proprietary advertising and marketing campaigns and strategies regarding the Business or the Company.

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         All of such proprietary and confidential information and business relationships, including, without limitation, that information and those business relationships specified in this SECTION 8, are hereinafter collectively referred to as "Confidential Information". Confidential Information, however, shall not include any information that, through no act of Executive, has become available to the general public. Executive shall hold in confidence and not use or disclose, either for his own benefit or the benefit of any third party, either during or after Executive's employment with the Company, except as specifically authorized by the Company in writing for the Company's own benefit, any Confidential Information that Executive may obtain or has obtained or may create or has created during the period of Executive's employment hereunder. Upon termination of Executive's employment with the Company for any reason, Executive shall promptly return and deliver to the Company all documents, manuals, letters, notes, records, reports and all other materials of a secret or confidential nature either obtained or arising as a result of Executive's employment hereunder, including, without limitation, any and all forms and stages of Confidential Information, that remain in his possession. The terms of this SECTION 8 shall survive the termination of this Agreement for whatever reason.

         9. NON-COMPETITION: NON-SOLICITATION. Executive agrees that, by virtue of his employment with the Company, he has and will develop and obtain knowledge and familiarity with the operations of the Company, its Affiliates and their respective businesses, operating and marketing procedures and the identity of their respective customers, the disclosure of which would result in a significant economic detriment to the Company. To protect the Company, for a period of one (1) year commencing on the effective date of termination of Executive's employment with the Company for any reason, Executive shall not:

                  (i) Directly or indirectly, own, manage, operate, control or participate in, or have any financial interest in or aid or assist anyone in the conduct of, or otherwise engage in, any business (whether it be a sole proprietorship, partnership, corporation or other entity) that (a) in any way competes with the Company or its Affiliates or any successor thereto, or their respective businesses, or otherwise calls upon, solicits, advises, or does, or attempts to do, business with any client, customer or patient of the Company or any of its Affiliates or any successor thereto, and
             (b) is located or operating anywhere within the defined licensed and/or franchised-territory of the Company or any of its Affiliates or any successor thereto, including, without limitation, any office or location

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             of any franchisee of the Company or any of its Affiliates or any successor thereto; or

                  (ii) Solicit or otherwise encourage any employee of Company or any of its Affiliates or any successor thereto to terminate his or her employment with the Company or any of its Affiliates or any successor thereto, or to enter into employment with any other person, firm or corporation.

         The restrictions in SECTIONS 9(i)-(ii) shall be null and void and of no force or effect in the event that Executive is terminated without "Cause" pursuant to SECTION 6.3 hereof.

         In addition, Executive agrees that he shall not, in any way, slander, libel or through any other improper means take any action that is intended to be detrimental to the Company or any of its Affiliates or any successor thereto, or their respective businesses, services, officers, personnel or operations.

         For purposes of this Agreement, an "Affiliate" of an entity shall mean any person, corporation, proprietorship, partnership, trust, limited liability company or other business entity that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such entity. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         If any provision or part of this SECTION 9 is held to be unenforceable because of the duration of such provision or the area covered thereby, Executive agrees that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision, or both, or to delete specific words or phrases herefrom ("blue-penciling,) in a manner that would provide the greatest possible protection to the Company, and then, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

         10. EQUITABLE REMEDIES. Executive agrees that the covenants contained in SECTIONS 8 AND 9 hereof are vital to the viability of the Company, its Affiliates and each of their respective businesses. In that regard, Executive agrees that any breach of SECTION 8 OR 9 hereof would cause irreparable and immediate harm to the Company and that money would not be an adequate remedy in the event of any such breach. By reason of the foregoing, Executive agrees that the Company shall be entitled to injunctive relief in the event of any breach of
SECTION 8 OR 9 hereof. In addition, Executive agrees to reimburse the Company and its Affiliates for any and all reasonable costs and expenses

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(including, without limitation, attorneys, fees and costs) incurred by the
Company or any of its Affiliates as a result of their enforcing the terms and provisions of this Agreement and their instituting or defending any litigation, contest, dispute, suit or proceeding against Executive in any way relating to this Agreement, provided that the Company prevails in such action. Nothing herein shall prevent the Company or any of its Affiliates from electing to seek any monetary or other relief in addition to or in lieu of any equitable relief for breach of SECTION 8 OR 9 hereof. The failure of the Company or any of its Affiliates to promptly institute legal action upon any such breach shall not constitute a waiver of that or any other breach hereof.

         11. NOTICES. Any notices, demands, requests, consents or approvals to be given hereunder shall be in writing and shall be deemed given when delivered personally to the person to whom intended, two (2) days after deposit in the United States mail, certified, postage prepaid, return receipt requested, one
(1) day after deposit with a commercial courier sent for next day delivery, or upon transmittal if telecopied, to the following addresses:

              If to Executive, to:         Steven R. Matzkin
                                           1143 Casey Key Road
                                           Nokomis, Florida 34275

              If to the Company, to:       Dental Care Alliance, Inc.
                                           1343 Main Street, 5th Floor
                                           Sarasota, Florida 34236
                                           Attention: President
                                           Telecopier Number: (813) 366-9615


         Any party hereto may change his or its address for notice by communicating such change of address to the other party.

         12. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         13. NONASSIGNABLE RIGHTS. This Agreement and all rights and benefits hereunder are binding upon and shall inure to the benefit of Executive and the Company, as well as to the benefit of the Company's successors. The obligations of Executive hereunder are personal to Executive; accordingly, neither this Agreement nor any right or interest of Executive herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by Executive without the prior written consent of the Company or its successor in interest. This Agreement shall be assignable by the Company, provided, however, that in the event (i) the Company sells all or substantially all of its assets to a third party or (ii) majority control of the

Company is transferred to any third party, Executive shall have the right and option to terminate his employment pursuant to SECTION 6.2.

         14. SEVERABILITY. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall in no way affect the validity or enforceability of any other provision of this Agreement.

         15. WAIVER. No delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties otherwise may have at law or in equity.

         16. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or construction hereof.

         17. ENTIRE AGREEMENT. This instrument sets forth the entire agreement and understanding between the parties hereto with respect to Executive's employment by the Company and supersedes all prior and contemporaneous discussions and agreements with respect thereto. This Agreement may only be modified in a writing signed by both parties hereto.

         18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                        DENTAL CARE ALLIANCE INC.


                                        By:
                                             -----------------------------
                                        Its:
                                             -----------------------------


                                        ----------------------------------
                                        Steven R. Matzkin